Exhibit 99.1
For Immediate Release
WSI Industries Reports Improved Third Quarter Results
Sales up 40% & Earnings up 151%
June 21, 2011—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported operating results for the fiscal 2011 third quarter ended May 29, 2011.
•	Net sales of $6,532,000 were up 40% from $4,657,000 in the year earlier period. Year-to-date sales of $17,742,000 were up 37% over the prior year-to-date period.
•	Net income for the fiscal 2011 third quarter rose to $397,000 or $.14 per diluted share, an increase of 151% over the prior year’s net income of $158,000 or $.06 per diluted share Year-to-date net income increased to $559,000 or $.19 per diluted share versus the prior year-to-date period of $290,000 or $.10 per diluted share.
Michael J. Pudil, chief executive officer, commented: “We are happy to report significant improvements in both our top line sales and bottom line net income results in our fiscal 2011 third quarter. Our sales growth came from all portions of our business with both our recreational vehicle market as well as our energy business reporting solid revenue increases.”
President and COO Benjamin Rashleger stated: “During our fiscal 2011 third quarter, we made significant improvements in our gross margins with respect to our newer programs. The start-up costs that we incurred in the first two quarters of fiscal 2011 are now behind us.” Rashleger continued: “These improvements, as well as the continued solid performance in the remainder of our business propelled our earnings improvement in the third quarter.” Rashleger concluded: “We remain confident with our overall prospects going forward. The combination of our current base of business, as well as potential new opportunities bode well for our future success. We feel that the revenue and earnings improvement that we realized during the fiscal 2011 third quarter was a result of the investments we have made in personnel and equipment, and it demonstrates that we can continue to be successful as we grow into the future.”
The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. As mentioned in prior quarters, the Company believes that a consistent dividend program is a further sign of WSI’s financial strength and improved business outlook. The dividend will be payable July 19, 2011 to holders of record on July 5, 2011.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.
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For additional information:
Michael J. Pudil (CEO), Benjamin Rashleger (President & COO) or Paul D. Sheely (CFO)
763/295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 29,	May 30,	May 29,	May 30,
	2011	2010	2011	2010
Net Sales	$6,532	$4,657	$17,742	$12,970
Cost of products sold	5,066	3,744	14,679	10,618

Gross margin	1,466	913	3,063	2,352

Selling and administrative expense	774	583	1,976	1,644
Interest and other income	(3)	(8)	(10)	(25)
Interest and other expense	75	91	223	280

Profit (loss) from operations before income taxes	620	247	874	453
Income taxes (benefit)	223	89	315	163

Net earnings (loss)	$397	$158	$559	$290

Basic income (loss) per share	$0.14	$0.06	$0.20	$0.10

Diluted income (loss) per share	$0.14	$0.06	$0.19	$0.10

Weighted average number of common shares	2,835	2,805	2,823	2,800

Weighted average number of diluted shares	2,878	2,805	2,870	2,800
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	May 29,	May 30,
	2011	2010
Assets:
Total Current Assets	$7,945	$7,765
Property, Plant, and Equipment, net	6,897	6,740
Intangible Assets	2,368	2,862

Total Assets	$17,210	$17,367

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,011	$3,943
Long-term debt	3,889	3,954
Shareholders’ equity	10,210	9,470

Total Liabilities and Shareholders’ Equity	$17,110	$17,367